Exhibit 99.1

Greatbatch, Inc. Reports 2009 Fourth Quarter and Full Year Results

CLARENCE, N.Y.--(BUSINESS WIRE)--February 23, 2010--Greatbatch, Inc. (NYSE: GB), today announced results for its fourth quarter and year ended January 1, 2010:

  Sales for 2009 fourth quarter were $125.8 million and $521.8 million for the year.
    2008 results include an additional week of operations.
  Adjusted operating margin of 13.1% for the 2009 fourth quarter driven by consolidation and cost cutting initiatives. The Company achieved its full year target of 12%.
  GAAP EPS for the 2009 fourth quarter of $0.07 loss per share impacted by a $16 million non-cash tradename write-down due to successful rebranding of the Company’s medical segment. On an adjusted basis, diluted EPS for the quarter were $0.40 per share. Adjusted diluted EPS were $1.52 per share for 2009 versus $1.40 for 2008.
  Cash flows from operations of $72 million for 2009, a 26% increase over 2008.
(Dollars in thousands, except share data)	2009	2008	%	2009	%
	4th Qtr.	4th Qtr.**	Change	3rd Qtr.	Change
Revenue	$125,808	$146,600	-14%	$121,470	4%

GAAP Operating Income (Loss)	$(2,287)	$11,968	-119%	$(23,933)	NA
GAAP Operating Income (Loss) as % of Sales	-1.8%	8.2%	-10.0%	-19.7%	17.9%

Adjusted Operating Income*	$16,422	$19,072	-14%	$13,646	20%
Adjusted Operating Income as % of Sales	13.1%	13.0%	0.1%	11.2%	1.9%

GAAP Diluted EPS	$(0.07)	$0.31	-123%	$(0.90)	NA
Adjusted Diluted EPS*	$0.40	$0.50	-20%	$0.32	25%
(Dollars in thousands, except share data)	2009	2008	%
	Year	Year**	Change
Revenue	$521,821	$546,644	-5%

GAAP Operating Income	$1,048	$34,894	-97%
GAAP Operating Income as % of Sales	0.2%	6.4%	-6.2%

Adjusted Operating Income*	$62,563	$58,134	8%
Adjusted Operating Income as % of Sales	12.0%	10.6%	1.4%

GAAP Diluted EPS	$(0.39)	$0.62	-163%
Adjusted Diluted EPS*	$1.52	$1.40	9%

* See Tables A and B at the end of this release for reconciliation of adjusted amounts to GAAP.
** Includes additional week of operations due to fiscal year ending on closest Friday to December 31.

CEO Comments

“We are proud of the progress we made in 2009 towards both our short-term operational goals as well as our long-term strategic initiatives despite a turbulent global economy and uncertain healthcare markets,” stated Thomas J. Hook, Greatbatch’s President & Chief Executive Officer. “In 2009, a great deal of progress was made by staying connected, committed and focused on all aspects of our strategic plan. This included deepening customer relationships across our business segments, streamlining our operations and continuing to invest in the development of new technologies to drive future growth. Now more than ever, we are certain that our dedication to improving our business and closely following our strategic priorities has positioned us to benefit as the economy and healthcare industry improves.”

Fourth Quarter Results

Consolidated revenues in the fourth quarter of 2009, were $125.8 million compared to $146.6 million in the comparable 2008 period and $121.5 million for the third quarter of 2009. For the year, revenue totaled $521.8 million compared to $546.6 million in 2008. Fourth quarter 2008 results include the benefit of an additional week of operations (due to the Company’s fiscal year ending on the closest Friday to December 31), which added approximately $10 million to sales. Excluding this additional week of operations, 2009 revenue was 3% below the 2008 period as CRM/Neuromodulation revenue growth was offset by decreases in Orthopaedic, Vascular and Electrochem revenue amidst the uncertain health care and economic environment. Compared to the third quarter of 2009, revenue increased 4% due to moderate CRM/Neuromodulation growth, seasonally higher Orthopaedic sales, and a pick-up in Electrochem’s energy markets.

Gross profit as a percentage of revenue for the 2009 fourth quarter improved to 33.1% compared to 31.9% for the 2008 period. This improvement is attributable to the consolidation and integration initiatives completed over the past year. Additionally, Management continued to take cost-cutting measures to help mitigate the impact of the lower revenue levels on operating income. This included adjusting 2009 related performance based compensation, which benefited Cost of Sales, by approximately $2.5 million versus the fourth quarter 2008.

Selling, general and administrative expenses of $17.9 million for the fourth quarter of 2009 were $2.0 million lower than the same period of 2008 as normal business growth was more than offset by savings from our various consolidation and cost cutting initiatives including reduced 2009 performance based compensation of approximately $1.5 million for the quarter compared to 2008.

Net research, development and engineering (“RD&E”) costs for the 2009 fourth quarter of $7.3 million were consistent with the 2008 fourth quarter as increased RD&E costs were offset by an increase in customer reimbursements attributable to the timing of achievements of milestones on development projects. Excluding these reimbursements, RD&E was 9% of sales or $1.0 million higher than the fourth quarter of 2008 due to the strategic decision in 2009 to further invest resources in the development of new technologies in order to provide solutions for our customers and ultimately create long-term growth opportunities. Management anticipates that these investments will continue to increase in 2010.

The GAAP operating loss for the fourth quarter of 2009 was $2.3 million, compared to income of $12.0 million in the fourth quarter of 2008 and a loss of $23.9 million in the third quarter 2009. GAAP operating results for the current quarter include a $16 million non-cash tradename write-down related to the Company’s decision to discontinue use of its non-Greatbatch tradenames due to the successful rebranding campaign of the Company’s medical segment in 2009. For the year, GAAP operating income was $1.0 million compared to $34.9 million in 2008. GAAP operating results for the third quarter 2009 included a $34.5 million litigation accrual related to the previously disclosed Electrochem litigation, which did not change in the fourth quarter.

Adjusted operating income was $16.4 million, or 13.1% of sales, in the fourth quarter 2009, compared to $19.1 million, or 13.0% of sales, for the comparable 2008 period and $13.6 million or 11.2% of sales in the third quarter 2009. For the year, adjusted operating income was $62.6 million or 12.0% of sales compared to $58.1 million or 10.6% of sales for 2008. This increase was primarily due to the Company’s consolidation, integration and cost cutting initiatives which helped further leverage the Company’s operations. Adjusted amounts presented in this release exclude the impact of (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges and (v) the income tax (benefit) related to these adjustments. See Table A at the end of this release for reconciliation of adjusted operating income amounts to GAAP.

The 2009 GAAP and adjusted effective tax rates (benefit) include the favorable impact of the resolution of tax audits and the lapse of statutes of limitation on certain tax items. The fourth quarter 2008 GAAP and adjusted effective tax rates (benefit) include the benefit of the enactment of the research and development tax credit in October 2008. For 2010, the Company currently expects the GAAP effective tax rate to approximate the 35% statutory rate due to the expiration of the R&D tax credit at the end of 2009.

GAAP diluted EPS for the fourth quarter 2009 were a $0.07 loss per share compared to income of $0.31 per share for the fourth quarter 2008 and loss of $0.90 per share for the third quarter 2009. GAAP diluted EPS for 2009 were a loss of $0.39 per share compared to income of $0.62 per share in fiscal year 2008. Adjusted EPS decreased to $0.40 per share in the fourth quarter 2009 from $0.50 per share in the fourth quarter 2008, but increased in comparison to the $0.32 per share for the third quarter of 2009. For the year, adjusted EPS increased to $1.52 per share from $1.40 per share for 2008. Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting for convertible debt adopted in 2009. See Table B at the end of this release for reconciliation of adjusted EPS amounts to GAAP.

Cash flows from operations for the fourth quarter of 2009 of approximately $22 million were used to support capital expenditures and to pay down our line of credit by $9 million, or 8% of the outstanding balance. For fiscal year 2009, cash flows from operations increased 26% to $72 million and the Company repaid $34 million, or 26% of its line of credit balance. As of January 1, 2010, the Company had $38 million of cash and cash equivalents and approximately $114 million of availability under its revolving line of credit.

CFO Comments

“Driving operating performance is a critical part of our long-term plan to drive shareholder value,” commented Thomas J. Mazza, Senior Vice President & Chief Financial Officer. “During 2009, we completed a number of strategic initiatives designed to improve operational efficiency, including the consolidation of five facilities, the completion of four ERP system and back office integrations, and the streamlining of our Orthopaedic operations to improve on-time delivery and lead-time. The benefit of these initiatives can be seen in our financial results, which included the achievement of our 12% adjusted operating margin goal for 2009, 26% growth in cash flow from operations to $72 million as well as the expansion of our gross margin to 31.9%. We are proud of these accomplishments despite the difficult economic environment and remain confident that our continued focus on diversification, operational excellence and innovation will provide significant growth opportunities once the markets recover.”

Product Lines
The following table summarizes the Company’s sales by major product lines (in thousands):

Product Lines	2009	2008	%	2009	%	2009	2008	%
	4th Qtr.	4th Qtr.*	Change	3rd Qtr.	Change	Year	Year*	Change
Greatbatch Medical
CRM/Neuromodulation	$75,969	$79,828	-5%	$74,094	3%	$305,354	286,251	7%
Vascular Access	7,556	11,194	-32%	8,375	-10%	35,816	39,443	-9%
Orthopaedic	25,233	35,746	-29%	23,190	9%	113,897	142,446	-20%
Total Greatbatch Medical	108,758	126,768	-14%	105,659	3%	455,067	468,140	-3%
Electrochem	17,050	19,832	-14%	15,811	8%	66,754	78,504	-15%
Total Sales	$125,808	$146,600	-14%	$121,470	4%	$521,821	$546,644	-5%

* Includes additional week of operations due to fiscal year ending on closest Friday to December 31.

Greatbatch Medical

Excluding the additional week of operations included in the 2008 period, 2009 fourth quarter CRM and Neuromodulation revenue remained consistent with the prior year fourth quarter as higher assembly revenue was offset by lower battery sales. For the year, CRM and Neuromodulation revenue increased 7% to $305.4 million as the Company continued to deepen relationships with its customers by providing exceptional innovation and quality technologies.

Fourth quarter 2009 revenues for the Vascular Access product line were $7.6 million, compared to prior year revenues of $11.2 million and sequential quarter revenue of $8.4 million. These decreases were primarily due to lower introducer sales as a result of customer inventory adjustments and one less week of operations in 2009 compared to 2008. For the year, Vascular Access revenue was $35.8 million versus $39.4 million in 2008. The Company anticipates that these inventory adjustments will continue to impact customer ordering patterns for the first half of 2010.

In addition to having one less week of operations, the 29% decline in Orthopaedic product line revenues to $25.2 million for the fourth quarter 2009 was due to reduced spending on elective procedures and increased emphasis on inventory management programs from our customers as a result of the uncertain economic and regulatory environment. Fourth quarter revenue was 9% above the $23.2 million in the third quarter 2009 primarily due to seasonal fluctuations. During this industry downturn, we continue to streamline and invest in our orthopaedic operations, which we believe present significant opportunities. We anticipate that these difficult market conditions will persist through the first half of 2010.

Electrochem

Fourth quarter 2009 sales for the Electrochem business segment were $17.1 million, compared to $19.8 million in the fourth quarter 2008 and $15.8 million in the sequential quarter. The decrease from the prior year primarily related to the slowdown in the Energy and Portable Medical markets, which caused customers to reduce inventory levels and push back projects, and one less week of sales. These conditions began to ease in the fourth quarter of 2009 but still remain a challenge and are expected to continue into the first half of 2010. We continue to actively manage our business so that we will be better prepared to meet the needs of our customers once the markets recover.

Financial Guidance

At this time, Greatbatch estimates 2010 annual revenue growth rates for its product lines as follows:

  CRM & Neuromodulation: 2% to 5%
  Vascular Access: 3% to 7%
  Orthopaedic: 3% to 7%
  Electrochem: 0% to 5%

Additionally, adjusted operating income is projected to be between 12.0% and 13.5% of sales for the full year 2010, which includes a continued ramp up in R&D investment to support future growth and the development of new technologies. Adjusted operating income is GAAP operating income excluding costs associated with plant consolidations and integration of acquisitions of approximately $4.0 million to $6.0 million. Although we are confident in our annual guidance, we recognize that the volatile economic and health care environments continue to create uncertainty around these estimates. It is important to note that beginning in the first quarter of 2010, the Company will no longer exclude the additional interest expense related to the change in accounting for convertible debt adopted in 2009 in the presentation of its adjusted financial results as year over year comparisons will now be consistent. For 2010, this change in accounting (adopted in 2009) is expected to be approximately $8 million of interest expense and decrease adjusted EPS by approximately $0.21 per share.

Conference Call

The Company will host a conference call on Tuesday February 23, 2010 at 5:00 p.m. E.S.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. E.S.T. on February 23, 2010 until March 2, 2010. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 94359394.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the Energy, Military, Portable Medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income & margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges and (v) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income & margin, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate the acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income (Loss) Reconciliation (in thousands):

	2009	2008	2009	2008
	4th Qtr.	4th Qtr.*	Year	Year*
Operating income (loss) as reported:	$(2,287)	$11,968	$1,048	$34,894
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	(2,287)	11,968	1,048	43,556
Adjustments:
Litigation charge	-	-	34,500	-
Write-down of intangible assets	15,921	-	15,921	-
Consolidation costs	2,143	5,384	7,069	9,010
Integration expenses	301	1,493	3,077	5,369
Asset dispositions & other	344	227	948	199
Operating income – adjusted	$16,422	$19,072	$62,563	$58,134
Operating margin – adjusted	13.1%	13.0%	12.0%	10.6%

* Includes additional week of operations due to fiscal year ending on closest Friday to December 31.

Table B: Net Income (Loss) & EPS Reconciliation (in thousands, except per share amounts):

	2009	2008	2009	2008
	4th Qtr.	4th Qtr.	Year	Year
Income (loss) before taxes as reported:	$(7,356)	$10,279	$(18,177)	$20,517
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	(7,356)	10,279	(18,177)	29,179
Adjustments:
Litigation charge	-	-	34,500	-
Write-down of intangible assets	15,921	-	15,921	-
Consolidation costs	2,143	5,384	7,069	9,010
Integration expenses	301	1,493	3,077	5,369
Asset dispositions & other	344	227	948	199
Sub-total	11,353	17,383	43,338	43,757
Convertible debt accounting change	1,882	1,746	7,311	6,786
Gain on extinguishment of debt	-	(3,242)	-	(3,242)
Adjusted income before taxes	13,235	15,887	50,649	47,301
Adjusted provision for income taxes	3,720	4,072	14,688	14,427
Adjusted net income	$9,515	$11,815	$35,961	$32,874
Adjusted diluted EPS	$0.40	$0.50	$1.52	$1.40
Number of shares (thousands)	23,900	24,100	24,000	24,100
Note:	1)	Adjustments to 2008 were made based on the expected full year adjusted effective tax rate of 30.5% which includes the impact of IPR&D charges which are not deductible for tax purposes.
	2)	Adjustments to 2009 were made based on the expected full year adjusted effective tax rate of 29.0% which includes the impact of discrete items realized in 2009.
	3)	Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debt adopted in 2009.
	4)	Prior year amounts include an additional week of operations due to our fiscal year ending on the closest Friday to December 31.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Year ended
	January 1,	January 2,	January 1,	January 2,
	2010	2009 (1)	2010	2009 (1)

Sales	$125,808	$146,600	$521,821	$546,644
Cost of sales	84,162	99,858	355,402	390,855
Gross profit	41,646	46,742	166,419	155,789
Operating expenses:
Selling, general and administrative expenses	17,932	19,948	70,294	72,633
Research, development and engineering costs, net	7,292	7,722	33,562	31,444
Litigation charge	-	-	34,500	-
Write-down of intangible assets	15,921	-	15,921	-
Acquired in-process research and development	-	-	-	2,240
Other operating expense, net	2,788	7,104	11,094	14,578
Total operating expenses	43,933	34,774	165,371	120,895
Operating income (loss)	(2,287)	11,968	1,048	34,894
Interest expense	5,357	5,006	20,071	19,954
Interest income	(275)	(48)	(324)	(711)
Gain on extinguishment of debt	-	(3,242)	-	(3,242)
Other income, net	(13)	(27)	(522)	(1,624)
Income (loss) before provision (benefit)
for income taxes	(7,356)	10,279	(18,177)	20,517
Provision (benefit) for income taxes	(5,822)	2,915	(9,176)	6,369
Net income (loss)	$(1,534)	$7,364	$(9,001)	$14,148

Earnings (loss) per share:
Basic	$(0.07)	$0.33	$(0.39)	$0.63
Diluted	$(0.07)	$0.31	$(0.39)	$0.62

Weighted average shares outstanding:
Basic	23,000	22,600	22,900	22,500
Diluted	23,000	24,100	22,900	22,900

(1) Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debt adopted in 2009.

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	January 1,	January 2,
	2010	2009 (1)
Current assets:
Cash and cash equivalents	$37,864	$22,063
Accounts receivable, net	81,488	86,364
Inventories, net	106,609	112,304
Deferred income taxes	13,896	8,086
Prepaid expenses and other current assets	13,313	6,754
Total current assets	253,170	235,571

Property, plant, and equipment, net	153,601	166,668
Intangible assets, net	102,364	126,389
Goodwill	303,926	302,221
Deferred income taxes	2,458	1,942
Other assets	15,024	15,242
Total assets	$830,543	$848,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$34,395	$48,727
Income taxes payable	403	4,128
Current portion of long-term debt	30,450	-
Accrued expenses and other current liabilities	67,996	40,497
Total current liabilities	133,244	93,352

Long-term debt	258,972	314,384
Deferred income taxes	54,043	57,905
Other long term liabilities	4,560	7,601
Total liabilities	450,819	473,242
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	291,926	283,322
Treasury stock	(635)	(741)
Retained earnings	86,262	95,263
Accumulated other comprehensive income (loss)	2,148	(3,076)
Total stockholders’ equity	379,724	374,791
Total liabilities and stockholders' equity	$830,543	$848,033

(1) January 2, 2009 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debt adopted in 2009.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer